Exhibit 99.1

Eagle Bancorp Montana Earns $487,000 in Second Fiscal Quarter; Declares Regular Quarterly Cash Dividend

HELENA, Mont.--(BUSINESS WIRE)--January 24, 2012--Eagle Bancorp Montana, Inc. (NASDAQ: EBMT), (the “Company,” “Eagle”), the holding company of American Federal Savings Bank, today reported it earned $487,000, or $0.12 per diluted share, in the second fiscal quarter ended December 31, 2011, compared to $428,000, or $0.11 per diluted share in the preceding quarter and $644,000, or $0.17 per diluted share, in the second quarter a year ago.

The Company also announced its board of directors has declared a regular quarterly cash dividend of $0.07125 per share payable March 1, 2012 to shareholders of record on February 9, 2012.

“Solid core deposit growth and continued changes in the mix of our funding over the past year resulted in a significant expansion of our net interest margin during the second quarter of fiscal 2012 to 3.81%, an increase of 15 basis points compared to the preceding quarter and an increase of 25 basis points compared to the same quarter a year ago,” stated Pete Johnson, President and Chief Executive Officer. “We continue to position the bank for future growth by strengthening our balance sheet, liquidity, and capital base. At this time we are exploring all growth opportunities, both organic and through acquisition, in our markets and surrounding areas.”

Second Quarter Fiscal 2012 Highlights

  Eagle earned $487,000 or $0.12 per diluted share, in the second quarter of fiscal 2012 compared to $428,000, or $0.11 per diluted share in the preceding quarter and $644,000, or $0.17 per diluted share in the second quarter of fiscal 2011.
  Net interest margin improved to 3.81% in the second quarter, a 15 basis point improvement compared to the preceding quarter, and a 25 basis point improvement compared to the second quarter a year ago.
  Nonperforming assets were $5.6 million, or 1.69% of total assets at quarter-end, compared to $6.5 million, or 1.94% of total assets three months earlier and $3.9 million, or 1.16% of total assets a year ago.
  Nonperforming loans totaled $3.6 million, or 1.95% of total loans at December 31, 2011 compared to $5.2 million, or 2.77% of total loans three months earlier and $2.4 million, or 1.25% of total loans a year earlier.
  Total deposits increased 5.32% year-over-year to $215.2 million.
  Commercial real estate loans increased 11.6% year-over-year to $68.2 million and now comprise 37.0% of the total loan portfolio.
  Capital ratios remain strong with a Tier 1 leverage ratio of 16.75%.
  Declared regular quarterly cash dividend of $0.07125 per share.

Balance Sheet Results

“While commercial real estate loans increased again during the quarter, the total loan portfolio was down slightly compared to a year ago, due to soft loan demand and loan payoffs,” said Johnson. Total loans declined 3.13% to $184.0 million at December 31, 2011 compared to $190.0 million a year earlier. Commercial real estate loans increased 11.6% to $68.2 million compared to $61.1 million a year earlier, while residential mortgage loans decreased 12.0% to $65.0 million compared to $73.8 million a year earlier. Commercial loans increased 17.8% to $12.5 million and home equity loans decreased 10.7% to $25.9 million compared to a year ago.

Assets totaled $331.9 million at December 31, 2011, compared to $332.9 million a year earlier. Total deposits increased 5.32% to $215.2 million at the end of December compared to $204.3 million a year ago. Checking and money market accounts represent 44.27% of total deposits, savings accounts represent 17.62% of total deposits, and CDs comprise 38.11% of the total deposit portfolio.

Shareholders’ equity was $53.2 million at December 31, 2011, compared to $52.8 million a year ago and book value per share improved to $13.71 per share at December 31, 2011 compared to $12.92 per share a year ago.

Credit Quality

“Eagle’s credit quality metrics improved during the second quarter, with nonperforming loans and nonperforming asset levels all decreasing at December 31, 2011 compared to the preceding quarter end,” said Clint Morrison, SVP and CFO. “While charge-offs were higher than normal during the quarter, the overall trend in credit quality has stabilized. We had very few problem credits added to the nonaccrual portfolio during the quarter.”

Nonperforming loans (NPLs) were $3.6 million, or 1.95% of total loans at December 31, 2011, compared to $5.2 million, or 2.77% of total loans, three months earlier, and $2.3 million, or 1.25% of total loans, a year ago. Other real estate owned (OREO) and other repossessed assets totaled $2.0 million at December 31, 2011 compared to $1.3 million three months earlier and $1.5 million a year earlier. “The OREO portfolio continues to be a persistent challenge,” said Morrison. “We are working diligently to move these properties as quickly as possible but realize that it will take time.”

Nonperforming assets (NPAs), consisting of nonperforming loans, OREO and other repossessed assets, and loans delinquent 90 days or more, totaled $5.6 million, or 1.69% of total assets, at December 31, 2011, compared to $6.5 million, or 1.94% of total assets in the preceding quarter, and $3.9 million, or 1.16% of total assets, a year ago.

The first quarter provision for loan losses was $325,000, and Eagle recorded net charge-offs of $375,000. The provision for loan losses was $258,000 in the preceding quarter and $234,000 in the second quarter a year ago. For the first six months of fiscal 2012, the provision for loan losses was $583,000 compared to $517,000 for the first six months of fiscal 2011. The allowance for loan losses now stands at $1.50 million, or 0.82% of total loans at December 31, 2011, compared to $1.55 million, or 0.83% of total loans at September 30, 2011, and $1.40 million, or 0.74% of total loans a year ago.

Operating Results

“The net interest margin improved during the quarter due to a reduction in low yielding assets,” said Morrison. “Also notable for the quarter was a significant increase in non-interest bearing checking accounts, which allowed us to let other borrowings mature without having the need to replace them.” The net interest margin was 3.81% in the second quarter of fiscal 2012, compared to 3.66% in the preceding quarter and 3.56% in the second quarter a year ago. Funding costs for the second quarter of 2012 decreased eight basis points compared to the previous quarter, while asset yields increased seven basis points compared to the previous quarter. In the first six months of fiscal 2012, the net interest margin improved 18 basis points to 3.73% compared to 3.55% in the first six months a year ago.

Net interest income before the provision for loan loss increased 7.15% to $2.83 million in the second quarter of fiscal 2012, compared to $2.64 million in the second quarter a year ago. First quarter’s net interest income before the provision for loan losses was $2.76 million. In the first six months of the year, the net interest income before the provision for loan loss increased 5.47% to $5.6 million, compared to $5.3 million in the same period a year earlier.

Noninterest income was $1.1 million in the second quarter, compared to $569,000 in the preceding quarter and $1.4 million in the second quarter a year ago. First quarter fiscal 2012 noninterest income included a $330,000 decrease in a fair value hedge. In the first six months of fiscal 2012, noninterest income was $1.6 million compared to $2.8 million in the first six months a year ago.

“The net gain on the sale of loans jumped considerably compared to the preceding quarter due to higher refinance activity with mortgage rates being so low,” said Morrison. “However, they were down compared to the year ago quarter when mortgage loan activity was at its peak.”

In the second quarter of fiscal 2012, noninterest expense was $2.9 million, compared to $2.5 million in the preceding quarter and $2.9 million in the second quarter a year ago. The increase in second quarter expenses was primarily attributable to an increase in consulting fees. The reason was attributable to the costs of compliance of a fully public company, and the exploration of a possible acquisition opportunity. In the first half of fiscal 2012, noninterest expense was $5.3 million compared to $5.4 million in the first half of fiscal 2011.

Eagle’s second quarter return on average equity (ROAE) was 3.65% compared to 5.01% for the second quarter a year ago. Return on average assets (ROAA) was 0.59% in the second quarter compared to 0.79% in the second quarter a year ago. In the first six months of fiscal 2012, Eagle’s ROAE was 3.44% compared to 5.64% in the first six months of fiscal 2011. Eagle’s six month ROAA was 0.55% compared to 0.92% in the first six months of fiscal 2011.

Capital Management

Eagle Bancorp Montana continues to meet the well capitalized thresholds for regulatory purposes with a Tier 1 leverage ratio of 16.75% at December 31, 2011.

About the Company

Eagle Bancorp Montana, Inc. is the stock holding company of American Federal Savings Bank. American Federal Savings Bank was formed in 1922 and is headquartered in Helena, Montana. It has additional branches in Butte, Bozeman and Townsend. Eagle Bancorp Montana, Inc. commenced operations on April 5, 2010 following the conversion of Eagle Financial MHC and the sale of Eagle Bancorp Montana, Inc. stock. Eagle's common stock trades on the NASDAQ Global Market under the symbol "EBMT."

Forward Looking Statements –

This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions, either nationally or in our market areas, that are worse than expected; competition among depository and other financial institutions; loan demand or residential and commercial real estate values in Montana; inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; and other economic, governmental, competitive, regulatory and technological factors that may affect our operations. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

Balance Sheet
(Dollars in thousands, except per share data)	(Unaudited)	(Unaudited)	(Unaudited)
	December 31,	September 30,	December 31,
	2011	2011	2010

Assets:
Cash and due from banks	$5,641	$3,444	$3,274
Interest-bearing deposits with banks	692	2,159	993
Federal funds sold	2,200	5,000	-
Total cash and cash equivalents	8,533	10,603	4,267
Securities available-for-sale, at market value	97,678	102,888	105,222
FHLB stock, at cost	2,003	2,003	2,003
Investment in Eagle Bancorp Statutory Trust I	155	155	155
Loans held-for-sale	9,397	3,160	3,148
Loans:
Residential mortgage (1-4 family)	64,963	68,680	73,817
Commercial loans	12,461	12,343	10,576
Commercial real estate	68,170	65,893	61,070
Construction loans	3,572	4,277	6,449
Consumer loans	9,107	9,057	9,236
Home equity	25,912	27,694	29,010
Unearned loan fees	(150)	(157)	(172)
Total loans	184,035	187,787	189,986
Allowance for loan losses	(1,500)	(1,550)	(1,400)
Net loans	182,535	186,237	188,586
Accrued interest and dividends receivable	1,484	1,548	1,522
Mortgage servicing rights, net	2,121	2,133	2,326
Premises and equipment, net	15,837	16,017	15,730
Cash surrender value of life insurance	9,031	8,955	6,799
Real estate and other assets acquired in settlement of loans, net of allowance for losses	2,017	1,303	1,487
Other assets	1,082	906	1,683
Total assets	$331,873	$335,908	$332,928

Liabilities:
Deposit accounts:
Noninterest bearing	23,337	21,650	18,700
Interest bearing	191,824	191,970	185,593
Total deposits	215,161	213,620	204,293
Accrued expense and other liabilities	4,570	4,889	2,370
Federal funds purchased	-	-	350
FHLB advances and other borrowings	53,796	58,846	67,996
Subordinated debentures	5,155	5,155	5,155
Total liabilities	278,682	282,510	280,164

Shareholders' Equity:
Preferred stock (no par value, 1,000,000 shares authorized, none issued or outstanding)	-	-	-
Common stock (par value $0.01; 8,000,000 shares authorized; 4,083,127 shares issued; 3,878,971; 3,901,487; and 4,083,127 outstanding at December 31, 2011, September 30, 2011 and December 30, 2010, respectively	41	41	41
Additional paid-in capital	22,112	22,112	22,101
Unallocated common stock held by employee stock ownership plan (ESOP)	(1,639)	(1,681)	(1,807)
Treasury stock, at cost (204,156; 181,640; and 0 shares at December 31, 2011, September 30, 2011, and December 31, 2010, respectively)	(2,210)	(1,981)	-
Retained earnings	32,278	32,068	31,600
Accumulated other comprehensive gain	2,609	2,839	829
Total shareholders' equity	53,191	53,398	52,764
Total liabilities and shareholders' equity	$331,873	$335,908	$332,928

Income Statement	(Unaudited)			(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended			Six Months Ended
	December 31	September 30	December 31	December 31	December 31
	2011	2011	2010	2011	2010
Interest and dividend Income:
Interest and fees on loans	$2,830	$2,775	$2,812	$5,605	$5,617
Securities available-for-sale	827	872	901	1,699	1,864
Interest on deposits with banks	3	6	5	9	9
Total interest and dividend income	3,660	3,653	3,718	7,313	7,490
Interest Expense:
Interest expense on deposits	273	289	361	562	764
Advances and other borrowings	532	583	647	1,115	1,283
Subordinated debentures	23	22	67	45	142
Total interest expense	828	894	1,075	1,722	2,189
Net interest income	2,832	2,759	2,643	5,591	5,301
Provision for loan losses	325	258	234	583	517
Net interest income after provision for loan losses	2,507	2,501	2,409	5,008	4,784

Noninterest income:
Service charges on deposit accounts	180	190	196	370	397
Net gain on sale of loans	403	236	802	639	1,629
Mortgage loan servicing fees	224	228	179	452	388
Net gain on sale of available-for-sale securities	109	57	-	166	-
Net gain (loss) on fair value hedge-FASB ASC 815	(44)	(330)	183	(374)	198
Other income	203	188	37	391	220
Total noninterest income	1,075	569	1,397	1,644	2,832

Noninterest expense:
Salaries and employee benefits	1,203	1,167	1,257	2,370	2,418
Occupancy and equipment expense	339	343	337	682	663
Data processing	135	151	136	286	245
Advertising	131	131	123	262	247
Amortization of mortgage servicing fees	174	93	440	267	699
Federal insurance premiums	56	30	64	86	127
Postage	38	25	38	63	70
Legal, accounting and examination fees	120	72	112	192	209
Consulting fees	308	87	31	395	58
Other	376	356	342	732	709
Total noninterest expense	2,880	2,455	2,880	5,335	5,445

Income before provision for income taxes	702	615	926	1,317	2,171
Provision for income taxes	215	187	282	402	651
Net income	$487	$428	$644	$915	$1,520

Basic earnings per share	$0.13	$0.11	$0.17	$0.25	$0.39
Diluted Earnings per share	$0.12	$0.11	$0.17	$0.23	$0.39
Weighted average shares outstanding (basic EPS)	3,723,268	3,739,610	3,899,809	3,731,439	3,897,702
Weighted average shares outstanding (diluted EPS)	3,916,496	3,912,326	3,899,809	3,914,411	3,897,702

Financial Ratios and Other Data
(Dollars in thousands, except per share data)
(Unaudited)	December 31,	September 30,	December 31,
	2011	2011	2010
Asset Quality:
Nonaccrual loans	$3,460	$5,074	$2,383
Loans 90 days past due	-	-	-
Restructured loans, net	123	131	-
Total nonperforming loans	3,583	5,205	2,383
Other real estate owned and other repossessed assets, net	2,017	1,303	1,487
Total nonperforming assets	$5,600	$6,508	$3,870
Nonperforming loans / portfolio loans	1.95%	2.77%	1.25%
Nonperforming assets / assets	1.69%	1.94%	1.16%
Allowance for loan losses / portfolio loans	0.82%	0.83%	0.74%
Allowance / nonperforming loans	41.86%	29.78%	58.75%
Gross loan charge-offs for the quarter	$378	$510	$83
Gross loan recoveries for the quarter	$3	$2	$-
Net loan charge-offs for the quarter	$375	$508	$83

Capital Data (At quarter end):
Book value per share	$13.71	$13.69	$12.92
Shares outstanding	3,878,971	3,901,487	4,083,127

Profitability Ratios (For the quarter):
Efficiency ratio*	71.12%	70.75%	68.87%
Return on average assets	0.59%	0.51%	0.79%
Return on average equity	3.65%	3.22%	5.01%
Net interest margin	3.81%	3.66%	3.56%

Profitability Ratios (Year-to-date):
Efficiency ratio *	70.95%	70.75%	64.70%
Return on average assets	0.55%	0.51%	0.92%
Return on average equity	3.44%	3.22%	5.64%
Net interest margin	3.73%	3.66%	3.55%

Other Information
Average earning assets for the quarter	$297,738	$301,488	$296,626
Average earning assets for the six months	$299,603	n/a	$298,332

* The efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of intangible asset amortization, by the sum of net interest income and non-interest income.

CONTACT:
Eagle Bancorp Montana, Inc.
Peter J. Johnson, 406-457-4006
President and CEO
or
Clint J. Morrison, 406-457-4007
SVP and CFO